Exhibit 23(d)(3)
CLIPPER FUND, INC.
FIRST AMENDMENT OF INVESTMENT ADVISORY AGREEMENT
July 1, 2009
Davis Selected Advisers, L.P.
2949 East Elvira Road, Suite 101
Tucson, Arizona 85756
Gentlemen:
We hereby confirm that, as of July 1, 2009, Schedule A of our Investment Advisory Agreement of January 1, 2006, is amended in its entirety to read as follows:
Advisory Fee Schedule
Schedule A

Annual Rate	Net Assets of Fund
0.55% of	First $3 billion
0.54% of	Next $1 billion
0.53% of	Next $1 billion
0.52% of	Next $1 billion
0.51% of	Next $1 billion
0.50% of	Next $3 billion
0.485% of	Over $10 billion
Fee expressed as a percentage of net assets
In all other respects, the Investment Advisory Agreement of January 1, 2006, remains in full force and effect.
If the foregoing is in accordance with your understanding, please indicate by signing and returning to us the enclosed copy hereof.
Very truly yours,
Clipper Fund, Inc.

By	Doug Haines
Vice President

Accepted as of the day and year first above written.
Davis Selected Advisers, L.P.
By Davis Investments, LLC (General Partner)

Thomas Tays
Vice President
Davis Selected Advisers-NY, Inc.

Thomas Tays
Vice President